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                                                             EX-5.1 and EX-23.1
August 9, 1994

Mellon Bank Corporation
500 Grant Street
Pittsburgh, PA 15258

RE:  Mellon Bank Corporation
     Common Stock Registration Statement on Form S-3
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Dear Sirs:

I am Assistant General Counsel of Mellon Bank Corporation, a Pennsylvania corporation (the "Corporation"), and, in that capacity, I have acted as counsel for the Corporation in connection with the preparation of a Registration Statement on Form S-3 (the "Registration Statement") relating to the registration of 45,000 shares of the Corporation's Common Stock, par value $.50 per share (the "Common Stock") and up to 45,000 shares of related preferred stock purchase rights (the "Rights") to be issued pursuant to the Shareholder Protection Rights Agreement, dated as of August 15, 1989 (the "Rights Agreement"), between the Corporation and Mellon Bank, N.A., as Rights Agent (the "Rights Agent"). This opinion is being furnished pursuant to the requirements of Form S-3 and Item 601 of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

In furnishing this opinion, I, or attorneys under my supervision, have examined the Registration Statement, as well as the prospectus included therein (the "Prospectus"), to be filed with the Securities and Exchange Commission, in connection with which this opinion is to be filed as an Exhibit. In addition, I, or they, have examined such other documents, legal opinions and precedents, corporate and other records of the Corporation and certificates of public officials and officers of the Corporation as I have deemed necessary or appropriate to provide a basis for the opinions set forth herein. In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as certified or photostatic copies.




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Mellon Bank Corporation
August 9, 1994
Page 2

Based upon the foregoing, I am of the opinion that:

     1. The Corporation has been duly incorporated and is validly existing as a corporation under the laws of the Commonwealth of Pennsylvania;

     2. The Registration Statement has been duly authorized by all necessary corporate action of the Corporation;

     3. When the shares of Common Stock were or are issued and delivered pursuant to the terms of the Merger Agreement dated as of March 10, 1994 by and between the Corporation, Louis deK. Belden, as Trustee of The Louis deK. Belden 1991 Revocable Trust, Louis deK. Belden, individually, and Belden and Associates Investment Counsel, the shares of Common Stock were or will be validly issued, fully paid and nonassessable; and

     4. Assuming that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent, then when the Registration Statement has become effective under the Act and the shares of Common Stock have been issued and delivered pursuant to the terms of the Merger Agreement, the Rights attributable to the shares of Common Stock will be validly issued.

In connection with my opinion set forth in paragraph 4 above, I note that the question whether the Board of Directors of the Corporation might be required to redeem the Rights at some future time will depend upon the facts and circumstances existing at that time and, accordingly, is beyond the scope of such opinion.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus under the heading "Validity of the Common Stock." By giving such consent, I do not thereby admit that I am within the category of persons whose consents are required under Section 7 of the Act.

Very truly yours,

JAMES M. GOCKLEY